UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission (as permitted by Rule 14A-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14A-12

Comarco, Inc.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14A-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF POSTPONEMENT OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the date of the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of Comarco, Inc., a California corporation (the “Company”), originally scheduled to be held on Thursday, August 22, 2013, at 10:00 a.m. Pacific Time, has been postponed until a new date and time for the Annual Meeting are determined by the Board of Directors of the Company (the “Board”).

The Company has elected to postpone the Annual Meeting in order to allow its management to focus on multiple near term initiatives including its ongoing litigation with Chicony Power Technology Co., Ltd. for which the trial is scheduled for October 2013, its ongoing litigation with Kensington, further development of the Company’s IP assets and other corporate development and expense management activities. The Company will announce the new date and time of the Annual Meeting once a final determination has been made and will file an amended proxy statement and related proxy materials with the Securities and Exchange Commission at that time. As a result of this postponement, none of the proposals set forth in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on July 5, 2013 are being submitted for consideration by the Company’s shareholders at this time, and the Company is not contemplating soliciting any proxies for the Annual Meeting until such time as the amended proxy materials described below are distributed and made available to the Company’s shareholders.

This year, the Company has elected to distribute its proxy materials for the Annual Meeting to most of its shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. Accordingly, once the Annual Meeting date and time have been finally determined, the Company will mail a new “Notice of Internet Availability of Proxy Materials” to its shareholders, containing instructions on how to access the final amended proxy materials on the Internet and vote shares. Please refer to such notice once it becomes available in order to access our proxy materials and vote your shares.

We thank you for your consideration and support.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Alisha K. Charlton Alisha K Charlton Corporate Secretary

Lake Forest, California

July 17, 2013